eUNITsTM 2 YEAR U.S. EQUITY MARKET PARTICIPATION TRUST:
ENHANCED UPSIDE TO CAP / BUFFERED DOWNSIDE

AMENDMENT TO DECLARATION OF TRUST
(effective October 1, 2010)

AMENDMENT effective October 1, 2010, made to the Agreement and Declaration of Trust made November 12, 2009, as amended (hereinafter called the “Declaration”), of eUNITsTM 2 YEAR U.S. EQUITY MARKET PARTICIPATION TRUST: ENHANCED UPSIDE TO CAP / BUFFERED DOWNSIDE, a Massachusetts business trust (hereinafter called the “Trust”), by the undersigned being at least a majority of the Trustees of the Trust in office.

WHEREAS, Section 8.3 of Article VIII of the Declaration empowers the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to change the name of the Trust;

WHEREAS, the Trustees of the Trust have deemed it desirable to amend the Declaration in the following manner to change the name of the Trust, and a majority of the Trustees are empowered to make, execute and file this Amendment to the Declaration;

NOW, THEREFORE, the undersigned Trustees do hereby amend the Declaration in the following manner:

1.	The caption at the head of the Declaration is hereby amended to read as follows:

eUNITSTM 2 Year U.S. Equity Market Participation Trust:
Upside to Cap / Buffered Downside

2.	Article I Section 1.1 of the Declaration is hereby amended to read as follows:

ARTICLE I

Section 1.1. Name.  The name of the trust created hereby is eUNITSTM 2 Year U.S. Equity Market Participation Trust:  Upside to Cap / Buffered Downside

3.	Article VIII Sections 8.1 and 8.2 are hereby amended to read as follows:

Section 8.1.  Limited Term.  (a) The Trust created hereby shall have a limited period of existence and shall cease to exist at the close of business 120 days after December 20, 2012 or such earlier date (but not prior to December 20, 2012) that the Trust has completed a winding up of its affairs (the “Termination Date”).  After the Termination Date, if the Trust has not liquidated and wound up its business and affairs, the Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, merge where the Trust is not the survivor, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part in cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business. Notwithstanding the forgoing, the Trustees may amend or alter the term of the Trust by amendment to this Declaration pursuant to Section 8.3 at anytime and Shareholders of the Trust shall not be entitled to vote on such amendment.

(b)           The Trustees may, to the extent they deem appropriate, adopt a plan of termination at any time during the 12 months immediately preceding the Termination Date, which plan of termination may set forth the terms and conditions for implementing the termination of the Trust's existence under this Article

VIII. Shareholders of the Trust shall not be entitled to vote on the adoption of any such plan or the termination of the Trust's existence under this Article VIII.

Section 8.2.  Merger or Termination of the Trust or a Series or a Class.  Prior to the Termination Date, the Trust may merge or consolidate with any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of the Trust property, including its good will, upon such terms and conditions and for such consideration when and as authorized at a meeting of Shareholders called for the purpose by the affirmative vote of the holders of two-thirds of each Class and Series of Shares outstanding and entitled to vote (with each such class and series separately voting thereon as a separate Class or Series), or by an instrument or instruments in writing without a meeting, consented to by the holders of two-thirds of each Class and Series of Shares (with each such Class and Series separately consenting thereto as a separate Class or Series); provided, however, that if such merger, consolidation, sale, lease or exchange is recommended by the Trustees, the vote or written consent of the holders of a majority of the Shares outstanding and entitled to vote shall be sufficient authorization; and any such merger, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to the statutes of The Commonwealth of Massachusetts.  Upon making provision for the payment of all outstanding obligations, taxes and other liabilities, (whether accrued or contingent) of the Trust, the Trustees shall distribute the remaining assets of the Trust ratably among the holders of the outstanding Shares, except as may be otherwise provided by the Trustees with respect to any Class or Series of Shares thereof.

Subject to authorization by the Shareholders as indicated below in this paragraph, the Trust may at any time sell and convert into money all of the assets of the Trust, and, upon making provision for the payment of all outstanding obligations, taxes and other liabilities (whether accrued or contingent) of the Trust, the Trustees shall distribute the remaining assets of the Trust ratably among the holders of the outstanding Shares, except as may be otherwise provided by the Trustees with respect to any Class or Series of Shares.  Such action shall first have been authorized at a meeting of Shareholders called for the purpose by the affirmative vote of the holders of two-thirds of each Class and Series of Shares outstanding and entitled to vote (with each such Class and Series separately voting thereon as a separate Class or Series), or by an instrument or instruments in writing without a meeting, consented to by the holders of two-thirds of each Class and Series of Shares (with each such Class and Series separately consenting thereto as a separate Class or Series); provided, however, that if such action is recommended by the Trustees, the vote or written consent of the holders of a majority of the Shares outstanding and entitled to vote shall be sufficient authorization.

Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in this section, the Trust shall terminate and the Trustees shall be discharged of any and all further liabilities and duties hereunder and the right, title and interest of all parties shall be cancelled and discharged.

This amendment shall be effective upon execution by all of the Trustees.

IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument in full this 7th day of October, 2010.

/s/ Frederick S. Marius	/s/ Jane A. Rudnick
Frederick S. Marius	Jane A. Rudnick

The names and addresses of all the Trustees of the Trust are as follows:

Frederick S. Marius
41 Myrtle Terrace
Winchester, MA  01890

Jane A. Rudnick
9 Floyd Street
Saugus, MA  01906

Trust Address:
Two International Place
Boston, Massachusetts 02110

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